Exhibit 10.3
BENEFIT EQUALIZATION PLAN
OF
ZIMMER HOLDINGS, INC. AND ITS SUBSIDIARY OR
AFFILIATED CORPORATIONS PARTICIPATING IN THE
ZIMMER HOLDINGS, INC. RETIREMENT INCOME PLAN OR THE
ZIMMER PUERTO RICO RETIREMENT INCOME PLAN
(effective as of August 6, 2001)
I.   Purpose of the Plan
     The purpose of this Plan is to provide benefits for certain participants in the Zimmer Holdings, Inc. Retirement Income Plan (the “Retirement Income Plan”) or the Zimmer Puerto Rico Retirement Income Plan (the “Puerto Rico Plan”) (referred to herein collectively as the “Retirement Plans”) whose funded benefits under the Retirement Plans are or will be limited by application of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to be an “excess benefit plan” as that term is defined in Section 3(36) of ERISA with respect to those participants whose benefits under the Retirement Plans have been limited by Section 415 of the Code, and a “top hat” plan meeting the requirements of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA with respect to those participants whose benefits under the Retirement Plans have been limited by Section 401(a)(17) of the Code.
     This Plan is a successor plan to the Benefit Equalization Plan of Bristol-Myers Company and Its Subsidiary or Affiliated Corporations Participating in the Bristol-Myers Company Retirement Income Plan or the Bristol-Myers Company Puerto Rico, Inc. Retirement Income Plan, as in effect on January 1, 1996 and as amended thereafter (the “Prior Plan”). Participants in the Prior Plan who as of the Effective Date are employed by a corporation participating in either Retirement Plan (a “Participating Employer”) shall as of the Effective Date become participants in this Plan. This Plan shall recognize all service covered under the Retirement Income Plan or the Puerto Rico Plan. Benefits payable under the Prior Plan shall continue to be payable under the Prior Plan by Bristol-Myers Squibb Company, the sponsor of the Prior Plan (“Bristol-Myers Squibb”) and shall not be assumed by or become obligations of Zimmer Holdings, Inc., the sponsor of this Plan (the “Company”) or any other Participating Employer. As of the Effective Date, each participant under this Plan shall be entitled to a benefit that will be reduced by the amount of the benefit that the participant is entitled to under the Prior Plan.
II.  Administration of the Plan
     The Benefits Committee (the “Committee”) appointed by the Board of Directors of the Company to administer the Retirement Plans shall also administer this Plan. The Committee shall have full authority to determine all questions arising in connection with the Plan, including its interpretation, may adopt procedural rules, and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Committee shall be conclusive and binding on all persons.

III. Participation in the Plan
     Each member of the Retirement Income Plan or the Puerto Rico Plan who is employed by a Participating Employer (which term also includes the Company) shall be eligible to participate in this Plan whenever (a) his benefit under the applicable Retirement Plan, as from time to time in effect, would exceed the limitations on benefits and contributions imposed by Section 415 of the Code calculated from and after September 2, 1974, (b) amounts of his compensation would be excluded from his “Final Average Compensation” determined under the Retirement Plan by reason of the application of Section 401(a)(17) of the Code or (c) he participates in the Zimmer Holdings, Inc. Executive Performance Incentive Plan (the “Performance Incentive Plan”).
IV. Equalization Benefits Related to the Retirement Plan
     A. Each participant in this Plan or his beneficiaries shall be entitled to receive under this Plan a supplemental pension benefit equal to the excess of (1) the benefit that would have been payable to such participant or his beneficiaries under the applicable Retirement Plan determined (a) without regard for any provision therein incorporating limitations imposed by Section 415 of the Code, and (b) by deeming as “compensation” for purposes of determining Final Average Compensation under such Retirement Plan amounts elected to be deferred under the Zimmer Holdings, Inc. Savings and Investment Program (“Savings and Investment Program”) but which due to Section 415 limitations were, in accordance with the participant’s election, credited to the Benefit Equalization Plan of Zimmer Holdings, Inc. and Its Subsidiary or Affiliated Corporations Participating in the Zimmer Holdings, Inc. Savings and Investment Program (the “Savings and Investment BEP”), over (2) the actual benefit payable to such participant or his beneficiaries under the applicable Retirement Plan.
     B. Each participant whose compensation under the applicable Retirement Plan is limited by Section 401(a)(17) of the Code or who participates in the Performance Incentive Plan shall be entitled to receive an additional supplemental pension benefit under this Plan equal to the amount, if any, by which the supplemental pension benefit determined under paragraph A of this Article IV would be greater if the hypothetical benefit calculated under clause (1) of such paragraph were determined (a) by disregarding, in addition to Section 415 limitations, any limitations on such participant’s Final Average Compensation imposed by reason of Section 401(a)(17) of the Code, (b) by including in his “annual rate of compensation” for purposes of determining Final Average Compensation under such Retirement Plan amounts elected to be deferred under the Savings and Investment Program but, due to Section 401(a)(17) limitations, were, in accordance with such participant’s election, credited to the Savings and Investment BEP and (c) by recalculating his “annual rate of compensation” for each year used in determining Final Average Compensation under such Retirement Plan, by substituting for the cash award paid under the Performance Incentive Plan during such calendar year the cash award earned by such participant under the Performance Incentive Plan for such calendar year. For purposes of clause (c) of the preceding sentence, any performance incentive award for the calendar year in which the participant retires or otherwise terminates employment shall be assumed to be fully earned as though all performance goals and other conditions to full payment had been attained as of such retirement or termination date.
     C. Each participant in this Plan in grade levels E07 and above or his beneficiaries shall be entitled to receive a supplemental pension benefit equal to the excess of the benefit that would have been payable to such participant or his beneficiaries under the applicable Retirement Plan determined without limiting his total years of service to 40 years.
     D. The supplemental pension benefits payable to a participant under paragraphs A, B and C of this Article IV shall be calculated utilizing the same actuarial assumptions used to compute the participant’s Retirement Plan benefit payments or such other assumptions as may be determined by the Committee from time to time, shall be reduced by the amount of the benefit that the participant is entitled to under the Prior Plan, and shall be payable to the participant (or his beneficiary) upon his election in either:
          (i) a lifetime benefit, 50% joint and survivor, 100% joint and survivor, or the Variable Retirement Income annuity forms of payment as provided under the applicable Retirement Plan, commencing within 60 days after the earlier of (1) his retirement entitling him to receive payments under the applicable Retirement Plan, (2) his death, (3) his total disability as defined in the applicable Retirement Plan, or (4) if the participant’s employment terminates prior to the date he is entitled to receive payments under the applicable Retirement Plan, the date he attains his Early Retirement Date under such Retirement Plan. Such election shall be made, in writing, concurrent with the participant’s benefit election under the applicable Retirement Plan and shall become irrevocable as of the retirement date; or
          (ii) a lump sum provided that one year prior to retirement, the participant irrevocably elects, in writing, to receive supplemental pension benefits in such form, which payment shall be made within 60 days after his retirement entitling him to receive payments under the applicable Retirement Plan, except that, in the case of a participant who is eligible to retire under the applicable Retirement Plan who has an involuntary termination or unplanned retirement and who irrevocably elects, in writing, 90 days prior to retirement to receive supplemental pension benefits in such form, such payment shall be made on the first anniversary of his retirement.
     Any other provision of this Article IV to the contrary notwithstanding, if upon a participant’s termination of employment or retirement the present value of the amount of the supplemental pension benefits determined under paragraphs A, B and C of this Article IV is not more than $5,000 (or if payments would be less than $50 per month), such benefit shall be paid in cash to the participant in a single sum at the time of such termination or retirement.
     Each participant’s supplemental pension benefits under this Plan shall be paid by his Participating Employer. If the participant was employed by more than one such Participating Employer, the proportion to be paid by each such Participating Employer shall be in the ratio which the “Credited Service” (as defined in the applicable Retirement Plan) of the participant with a Participating Employer bears to the total Credited Service of such participant with all Participating Employers.
V. Designation of Beneficiaries in the Event of Death
     Upon the death of a participant prior to receipt of all or part of the amount on his account, the balance remaining on his account shall be paid as follows: If the participant has designated a joint annuitant or beneficiary under the applicable Retirement Plan, such person shall be deemed the joint annuitant or beneficiary for purposes of this Plan. If the participant has not designated a joint annuitant or beneficiary under such Retirement Plan, or if no such joint annuitant or beneficiary is living at the time of the participant’s death, the amount in the participant’s account that is distributable upon his death shall be distributed to the same person or persons who would otherwise be entitled to receive a distribution of the participant’s Retirement Plan benefits. Payment to one or more of such persons shall completely discharge the Plan with respect to the amount so paid.
VI. Miscellaneous
     This Plan may be terminated at any time by the Board of Directors of the Company, in which event the rights of participants to their accrued supplemental pension benefits under this Plan shall become non-forfeitable. The Company or any Participating Employer may terminate this Plan with respect to its employees participating in the Retirement Plans, in which event the rights of participants to their accrued supplemental pension benefits under this Plan and payable by such terminating corporation shall become non-forfeitable.
     If the Plan is terminated, no distribution shall be made to a participant or beneficiary which is attributable to the termination during the 90 day period following such termination. Thereafter, providing the Company is not subject to an insolvency or bankruptcy proceeding, all amounts then accrued on behalf of a participant shall be distributed to him (or his beneficiary) within 60 days after the end of such 90-day period. If the Company is subject to an insolvency or bankruptcy proceeding, distribution of such amounts shall be suspended subject to the pendency of such proceeding.
     No right to payment or any other interest under this Plan may be alienated, sold, transferred, pledged, assigned, or made subject to attachment, execution, or levy of any kind.
     Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of any Participating Employer. Each Participating Employer in the Plan expressly reserves the right to dismiss any employee at any time without regard to the effect which such dismissal might have upon him under the Plan.
     This Plan may be amended at any time by the Board of Directors of the Company or the Committee, except that no such amendment shall deprive any participant of his supplemental pension benefit accrued at the time of such amendment.
     Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the Participating Employers or any grantor trust established by the Company for this purpose. The Participating Employers shall not be required to segregate any contributions made by participants under this Plan. They shall become a part of the general funds of the Participating Employers. To the extent that a grantor trust is established by the Company, the Committee may from time to time reserve unto itself the right to vote any shares of equity securities held in a Pension Trust Fund or may permit such other committee, or Investment Manager or Managers as it may designate to exercise such responsibility.
     This Plan shall be construed, administered and enforced according to the substantive internal laws (and not the conflict of laws provisions) of the State of Indiana.
VII. Effective Date
     This Plan shall be effective as of August 6, 2001 (the “Effective Date”) for retirements or other terminations of employment on and after such date.

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